Exhibit 99.1

News Release

RAYONIER REPORTS THIRD QUARTER 2017 RESULTS

•Net income attributable to Rayonier of $24.7 million ($0.19 per share) on revenues of $177.9 million

•	Operating income of $39.3 million and Adjusted EBITDA of $69.9 million

•	Year-to-date cash provided by operations of $186.9 million and cash available for distribution (CAD) of $143.7 million
YULEE, FL — November 1, 2017 — Rayonier Inc. (NYSE:RYN) today reported third quarter net income attributable to Rayonier of $24.7 million, or $0.19 per share, on revenues of $177.9 million. This compares to net income attributable to Rayonier of $39.4 million, or $0.32 per share, on revenues of $171.4 million in the prior year quarter. The prior year third quarter results included $1.2 million of costs related to shareholder litigation.1 Excluding this item, pro forma net income2 was $40.6 million, or $0.33 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on an actual and pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2017		September 30, 2016
	$	EPS	$	EPS

Revenues	$177.9		$171.4

Net income attributable to Rayonier	$24.7	$0.19	$39.4	$0.32
Costs related to shareholder litigation[1]	—	—	1.2	0.01
Pro forma net income[2]	$24.7	$0.19	$40.6	$0.33

Third quarter operating income was $39.3 million versus $49.7 million in the prior year period. Prior year third quarter operating income included $1.2 million of costs related to shareholder litigation.1 Excluding this item, pro forma operating income2 was $50.9 million in the prior year period. Third quarter Adjusted EBITDA2 was $69.9 million versus $87.2 million in the prior year period. The decline in Adjusted EBITDA2 relative to the prior year period was primarily due to lower real estate results, as the prior year period included a $48.3 million sale comprised of 17,772 acres in Georgia.

1 Rayonier Way, Yulee, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)2 and Adjusted EBITDA2 for the current quarter and comparable prior year period:

	Three Months Ended September 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[2]		Adjusted EBITDA[2]
(millions of dollars)	2017	2016	2017	2016	2017	2016
Southern Timber	$11.5	$8.2	$11.5	$8.2	$24.2	$18.2
Pacific Northwest Timber	1.1	(3.3)	1.1	(3.3)	7.6	3.4
New Zealand Timber	19.3	6.6	19.3	6.6	28.4	12.6
Real Estate	11.4	43.1	11.4	43.1	13.4	56.6
Trading	1.1	0.5	1.1	0.5	1.1	0.5
Corporate and other	(5.1)	(5.4)	(5.1)	(4.2)	(4.8)	(4.1)
Total	$39.3	$49.7	$39.3	$50.9	$69.9	$87.2

Year-to-date cash provided by operating activities was $186.9 million versus $163.9 million in the prior year period. Year-to-date cash available for distribution (CAD)2 of $143.7 million increased $20.2 million versus the prior year period primarily due to higher Adjusted EBITDA2 ($25.6 million) and lower cash interest paid ($0.1 million), partially offset by higher capital expenditures ($5.5 million).
“We are pleased with our third quarter results, as all three of our timber segments realized meaningful increases in Adjusted EBITDA relative to the prior year quarter,” said David Nunes, President and CEO. “Southern Timber results reflect 24% higher harvest volumes offset by a modest 1% decrease in average stumpage prices relative to the prior year quarter. Pacific Northwest Timber results improved based on 5% higher harvest volumes and a 17% increase in delivered sawtimber prices relative to the prior year quarter, largely due to strengthening domestic and export markets. New Zealand Timber Adjusted EBITDA more than doubled versus the prior year quarter, driven by 40% higher harvest volumes and increases in export and domestic sawtimber prices of 16% and 11%, respectively. In Real Estate, lower results this quarter compared to the prior year quarter were driven by a large decrease in the number of acres sold, partially offset by significantly higher average pricing, which reflects a 1,300-acre unimproved development sale for $10,000 per acre.”
Southern Timber
Third quarter sales of $31.9 million increased $4.1 million, or 15%, versus the prior year period. Harvest volumes increased 24% to 1.36 million tons versus 1.09 million tons in the prior year period, primarily due to incremental volume from recent acquisitions and the prior year curtailment of harvest activity in certain eastern markets. Average pine sawtimber stumpage prices decreased 1% to $25.93 per ton versus $26.17 per ton in the prior year period, while average pine pulpwood stumpage prices decreased 6% to $16.32 per ton versus $17.36 per ton in the prior year period. The modest decrease in average sawtimber prices was primarily driven by geographic mix, as impacts from recent hurricanes limited operability in one of the Company’s higher-priced sawtimber regions. The decrease in average pulpwood prices was largely due to salvage volume from the West Mims fire as well as increased supply along the east coast. Overall, weighted-average stumpage prices (including hardwood) decreased 1% to $19.63 per ton versus $19.76 per ton in the prior year period. Operating income of $11.5 million increased $3.3 million versus the prior year period due to higher volumes ($2.7 million), higher non-timber income ($1.3 million) and lower overhead expense ($0.3 million), which were partially offset by lower weighted-average stumpage prices ($0.2 million), higher leased land expenses ($0.2 million), higher depletion rates ($0.2 million) and higher severance and franchise taxes ($0.4 million).
Third quarter Adjusted EBITDA2 of $24.2 million was $6.0 million above the prior year period.

1 Rayonier Way, Yulee, FL 32097 904-357-9100

Pacific Northwest Timber
Third quarter sales of $18.6 million increased $2.5 million, or 16%, versus the prior year period. Harvest volumes increased 5% to 252,000 tons versus 241,000 tons in the prior year period, primarily due to improved export market conditions, partially offset by fire restrictions in Oregon. Average delivered sawtimber prices increased 17% to $89.62 per ton versus $76.69 per ton in the prior year period, while average delivered pulpwood prices increased 3% to $41.43 per ton versus $40.07 per ton in the prior year period. The increase in average sawtimber and pulpwood prices was due to stronger domestic and export markets. Operating income of $1.1 million increased $4.4 million relative to an operating loss of $3.3 million in the prior year period due to higher prices ($3.3 million), lower depletion rates ($0.5 million), lower overhead expense ($0.4 million) and lower road maintenance expense ($0.3 million), which were partially offset by lower non-timber income ($0.1 million).
Third quarter Adjusted EBITDA2 of $7.6 million was $4.2 million above the prior year period.
New Zealand Timber
Third quarter sales of $69.9 million increased $27.7 million, or 66%, versus the prior year period. Harvest volumes increased 40% to 774,000 tons versus 552,000 tons in the prior year period, driven primarily by lower volumes in the prior year quarter due to the timing of export shipments coupled with incremental volume from recent acquisitions. Average delivered prices for export sawtimber increased 16% to $113.35 per ton versus $97.44 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 11% to $83.61 per ton versus $75.06 per ton in the prior year period. The increase in export sawtimber prices was primarily due to stronger demand from China. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven by strong local demand for construction materials and a modest rise in the NZ$/US$ exchange rate (US$0.73 per NZ$1.00 versus US$0.72 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 9% from the prior year period. Operating income of $19.3 million increased $12.7 million versus the prior year period due to higher prices ($8.1 million), higher volumes ($3.2 million), favorable foreign exchange impacts ($1.0 million) and lower forest management and overhead costs ($0.9 million), which were partially offset by lower carbon sales ($0.4 million) and higher depletion rates ($0.1 million).
Third quarter Adjusted EBITDA2 of $28.4 million was $15.8 million above the prior year period.
Real Estate
Third quarter sales of $17.3 million decreased $43.3 million versus the prior year period, while operating income of $11.4 million decreased $31.7 million versus the prior year period. Sales and operating income decreased in the third quarter due to a lower number of acres sold (2,549 acres sold versus 23,601 acres sold in the prior year period), partially offset by an increase in weighted-average prices ($6,764 per acre versus $2,569 per acre in the prior year period) due to the mix of properties sold.
Improved Development sales included the first residential lot closing for a model home within the Company’s Wildlight development.
Unimproved Development sales of $13.9 million primarily consisted of a 1,300-acre tract in Nassau County, Florida for $10,000 per acre. This compares to the prior year quarter sales of $1.4 million for a 73-acre tract in St. John’s County, Florida for approximately $18,500 per acre.
Rural sales of $3.1 million were comprised of 1,128 acres at an average price of $2,771 per acre, including 90 acres in Texas for $6,850 per acre. This compares to the prior year quarter sales of $6.4 million, comprised of 2,069 acres at an average price of $3,082 per acre.
Non-strategic / Timberland sales of $0.2 million were comprised of 102 acres at an average price of $1,616 per acre, including 85 acres of non-strategic property with limited productivity (i.e., 100% non-plantable). This compares to the prior year quarter sales of $52.8 million, comprised of 21,459 acres at an average price of $2,465 per acre, including 17,772 acres in Georgia for $2,720 per acre.
Third quarter Adjusted EBITDA2 of $13.4 million was $43.2 million below the prior year period.

1 Rayonier Way, Yulee, FL 32097 904-357-9100

Trading
Third quarter sales of $40.2 million increased $15.5 million versus the prior year period due to higher volumes and prices. Sales volumes increased 38% to 371,000 tons versus 269,000 tons in the prior year period due to increased volume from existing suppliers and stumpage blocks purchased from third-parties, coupled with improving export market demand. Average prices increased 18% to $108.58 per ton versus $91.80 per ton in the prior year period primarily due to stronger demand from China. Operating income and Adjusted EBITDA2 of $1.1 million increased $0.6 million versus the prior year period.
Other Items
Third quarter corporate and other operating expenses of $5.1 million decreased $0.3 million versus the prior year period due to lower costs related to shareholder litigation1 ($1.2 million) and lower pension expense ($0.7 million), which were partially offset by higher depreciation expense ($0.2 million) and a reduction in overhead costs allocated to the segments ($1.4 million) as a result of pension and organizational changes made in the fourth quarter of 2016.
Third quarter interest expense of $8.6 million increased $0.1 million versus the prior year period due to a higher periodic interest rate on the Company’s revolver, partially offset by lower average debt due to the repayment of $31.5 million of mortgage notes during the quarter.
Third quarter income tax expense of $3.0 million increased $2.2 million versus the prior year period due to improved results from the New Zealand JV, which is the primary driver of income tax expense.
Outlook
“Based on our solid results for the first nine months, expectations of continued strength in New Zealand export and domestic markets and a strong pipeline of Real Estate closings in the fourth quarter, we expect to achieve full-year Adjusted EBITDA near the higher end of our prior guidance,” added Nunes. “In our Southern Timber segment, we expect fourth quarter volumes to decrease slightly versus the third quarter due to wet ground conditions in certain areas resulting from the recent storms, and we expect product pricing to decrease modestly due to geographic mix and an increase in thinning activity. In our Pacific Northwest Timber segment, we expect fourth quarter volumes to increase versus the third quarter due to the lifting of fire restrictions, and we expect continued strength in sawtimber prices based on favorable domestic and export market conditions. In our New Zealand Timber segment, we expect fourth quarter volumes to decline modestly versus the third quarter, while we expect product pricing will continue to reflect strong demand from China as well as domestic construction markets. In our Real Estate segment, we anticipate additional closings in the Wildlight development in the fourth quarter as the project picks up momentum following significant progress on initial infrastructure development during the year.”

1 Rayonier Way, Yulee, FL 32097 904-357-9100

Conference Call
A conference call and live audio webcast will be held on Thursday, November 2, 2017 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, November 9, 2017 by dialing 866-485-6429 (domestic) or 203-369-1628 (international), passcode: 11022017.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.
2Pro forma net income, pro forma revenues (sales), pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2017, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.90 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (429,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements - Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

1 Rayonier Way, Yulee, FL 32097 904-357-9100

For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income,” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com

# # #

1 Rayonier Way, Yulee, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2017 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
SALES	$177.9	$194.7	$171.4	$559.2	$567.8
Costs and Expenses
Cost of sales	136.5	143.7	116.6	416.7	362.8
Selling and general expenses	9.9	10.2	10.6	29.8	31.6
Other operating income, net	(7.8)	(6.1)	(5.5)	(22.7)	(20.9)
OPERATING INCOME	39.3	46.9	49.7	135.4	194.3
Interest expense	(8.6)	(8.6)	(8.5)	(25.5)	(23.6)
Interest income and miscellaneous income (expense), net	1.1	—	0.2	1.6	(1.2)
INCOME BEFORE INCOME TAXES	31.8	38.3	41.4	111.5	169.5
Income tax expense	(3.0)	(7.5)	(0.8)	(16.8)	(2.2)
NET INCOME	28.8	30.8	40.6	94.7	167.3
Less: Net income attributable to noncontrolling interest	4.1	4.6	1.2	10.0	3.7
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$24.7	$26.2	$39.4	$84.7	$163.6
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.19	$0.20	$0.32	$0.67	$1.34
Diluted earnings per share attributable to Rayonier Inc.	$0.19	$0.20	$0.32	$0.67	$1.33

Pro forma net income per share (a)	$0.19	$0.20	$0.33	$0.45	$0.52

Weighted Average Common Shares used for determining
Basic EPS	128,610,696	128,548,218	122,597,927	126,934,003	122,574,094
Diluted EPS	128,965,780	129,088,179	122,882,633	127,344,006	122,782,900
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2017 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$104.1	$85.9
Insurance settlement receivable	73.0	—
Assets held for sale	—	23.2
Other current assets	83.9	55.8
Timber and timberlands, net of depletion and amortization	2,492.0	2,291.0
Higher and better use timberlands and real estate development investments	79.2	70.4
Property, plant and equipment	32.7	23.1
Less - accumulated depreciation	(9.4)	(9.1)
Net property, plant and equipment	23.3	14.0
Restricted cash	10.6	71.7
Other assets	45.6	73.8
	$2,911.7	$2,685.8
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	$31.7
Insurance settlement payable	73.0	—
Other current liabilities	77.4	60.3
Long-term debt	1,030.3	1,030.2
Other non-current liabilities	73.8	66.7
Total Rayonier Inc. shareholders’ equity	1,558.6	1,411.7
Noncontrolling interest	98.6	85.2
Total shareholders’ equity	1,657.2	1,496.9
	$2,911.7	$2,685.8

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
September 30, 2017 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2015	122,770,217	$708.8	$612.8	($33.5)	$73.6	$1,361.7
Net income	—	—	212.0	—	5.8	217.8
Dividends ($1.00 per share)	—	—	(123.2)	—	—	(123.2)
Issuance of shares under incentive stock plans	179,743	1.6	—	—	—	1.6
Stock-based compensation	—	5.1	—	—	—	5.1
Repurchase of common shares made under repurchase program	(35,200)	—	(0.7)	—	—	(0.7)
Other (a)	(10,392)	(5.6)	—	34.4	5.8	34.6
Balance, December 31, 2016	122,904,368	$709.9	$700.9	$0.9	$85.2	$1,496.9
Net income	—	—	84.7	—	10.0	94.7
Dividends ($0.75 per share)	—	—	(95.3)	—	—	(95.3)
Issuance of shares under incentive stock plans	262,561	3.7	—	—	—	3.7
Stock-based compensation	—	4.1	—	—	—	4.1
Issuance of shares under equity offering	5,750,000	152.4	—	—	—	152.4
Other (a)	(298)	—	(14.4)	11.7	3.4	0.7
Balance, September 30, 2017	128,916,631	$870.1	$675.9	$12.6	$98.6	$1,657.2

(a)
Primarily includes the cumulative-effect adjustment related to the adoption of ASU No. 2016-16, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The twelve months ended December 31, 2016 also include changes as a result of the recapitalization of the New Zealand JV.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2017 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2017	2016
Cash provided by operating activities:
Net income	$94.7	$167.3
Depreciation, depletion and amortization	96.6	83.7
Non-cash cost of land and improved development	8.6	10.1
Gain on sale of large disposition of timberlands	(28.2)	(101.3)
Other items to reconcile net income to cash provided by operating activities	21.2	9.9
Changes in working capital and other assets and liabilities	(6.0)	(5.8)
	186.9	163.9
Cash used for investing activities:
Capital expenditures	(45.7)	(40.2)
Real estate development investments	(11.8)	(4.8)
Purchase of timberlands	(239.1)	(353.8)
Assets purchased in business acquisition	—	(1.1)
Net proceeds from large disposition of timberlands	42.0	127.0
Change in restricted cash	61.1	22.4
Rayonier office building	(6.0)	(3.9)
Other	0.4	0.3
	(199.1)	(254.1)
Cash provided by financing activities:
Net (decrease) increase in debt	(31.9)	239.6
Dividends paid	(95.0)	(92.1)
Proceeds from the issuance of common shares under incentive stock plan	3.7	0.9
Proceeds from the issuance of common shares from equity offering	152.4	—
Repurchase of common shares made under repurchase program	—	(0.7)
Debt issuance costs	—	(0.8)
Other	—	(0.1)
	29.2	146.8
Effect of exchange rate changes on cash	1.2	1.6
Cash and cash equivalents:
Change in cash and cash equivalents	18.2	58.2
Balance, beginning of year	85.9	51.8
Balance, end of period	$104.1	$110.0

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
September 30, 2017 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Sales
Southern Timber	$31.9	$30.8	$27.8	$95.4	$102.2
Pacific Northwest Timber	18.6	19.4	16.1	62.9	52.3
New Zealand Timber	69.9	77.2	42.2	187.8	126.0
Real Estate	17.3	25.6	60.6	97.2	211.3
Trading	40.2	41.7	24.7	115.9	76.0
Total sales	$177.9	$194.7	$171.4	$559.2	$567.8

Pro forma sales (a)
Southern Timber	$31.9	$30.8	$27.8	$95.4	$102.2
Pacific Northwest Timber	18.6	19.4	16.1	62.9	52.3
New Zealand Timber	69.9	77.2	42.2	187.8	126.0
Real Estate	17.3	25.6	60.6	55.2	81.8
Trading	40.2	41.7	24.7	115.9	76.0
Pro forma sales	$177.9	$194.7	$171.4	$517.2	$438.3

Operating income (loss)
Southern Timber	$11.5	$9.7	$8.2	$35.0	$35.0
Pacific Northwest Timber	1.1	(1.5)	(3.3)	(1.3)	(0.9)
New Zealand Timber	19.3	26.8	6.6	56.3	21.4
Real Estate	11.4	16.1	43.1	57.3	153.0
Trading	1.1	1.1	0.5	3.4	1.5
Corporate and other	(5.1)	(5.3)	(5.4)	(15.3)	(15.7)
Operating income	$39.3	$46.9	$49.7	$135.4	$194.3

Pro forma operating income (loss) (a)
Southern Timber	$11.5	$9.7	$8.2	$35.0	$35.0
Pacific Northwest Timber	1.1	(1.5)	(3.3)	(1.3)	(0.9)
New Zealand Timber	19.3	26.8	6.6	56.3	21.4
Real Estate	11.4	16.1	43.1	29.1	51.7
Trading	1.1	1.1	0.5	3.4	1.5
Corporate and other	(5.1)	(5.3)	(4.2)	(14.6)	(14.7)
Pro forma operating income	$39.3	$46.9	$50.9	$107.9	$94.0

Adjusted EBITDA (a)
Southern Timber	$24.2	$21.6	$18.2	$72.1	$72.1
Pacific Northwest Timber	7.6	5.5	3.4	22.5	14.1
New Zealand Timber	28.4	41.9	12.6	86.0	40.5
Real Estate	13.4	21.5	56.6	43.5	74.0
Trading	1.1	1.1	0.5	3.4	1.5
Corporate and other	(4.8)	(5.2)	(4.1)	(14.1)	(14.4)
Adjusted EBITDA	$69.9	$86.4	$87.2	$213.4	$187.8

(a)	Pro forma sales, Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2017 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Nine Months Ended
	September 30,	September 30,
	2017	2016
Cash Provided by Operating Activities	$186.9	$163.9
Working capital and other balance sheet changes	2.5	(0.2)
Capital expenditures (a)	(45.7)	(40.2)
Cash Available for Distribution (b)	$143.7	$123.5

Net income	$94.7	$167.3
Interest, net and miscellaneous income	24.2	24.8
Income tax expense	16.8	2.2
Depreciation, depletion and amortization	96.6	83.7
Non-cash cost of land and improved development	8.6	10.1
Costs related to shareholder litigation (c)	0.7	2.2
Gain on foreign currency derivatives (d)	—	(1.2)
Large Dispositions (e)	(28.2)	(101.3)
Adjusted EBITDA (j)	$213.4	$187.8
Cash interest paid (f)	(23.5)	(23.6)
Cash taxes paid	(0.5)	(0.5)
Capital expenditures (a)	(45.7)	(40.2)
Cash Available for Distribution (b)	$143.7	$123.5

Cash Available for Distribution (b)	$143.7	$123.5
Real estate development investments	(11.8)	(4.8)
Cash Available for Distribution after real estate development investments	$131.9	$118.7

F

PRO FORMA SALES (g)

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
September 30, 2017
Sales	$31.9	$18.6	$69.9	$17.3	$40.2	$177.9
Large Dispositions (e)	—	—	—	—	—	—
Pro forma sales	$31.9	$18.6	$69.9	$17.3	$40.2	$177.9

June 30, 2017
Sales	$30.8	$19.4	$77.2	$25.6	$41.7	$194.7
Large Dispositions (e)	—	—	—	—	—	—
Pro forma sales	$30.8	$19.4	$77.2	$25.6	$41.7	$194.7

September 30, 2016
Sales	$27.8	$16.1	$42.2	$60.6	$24.7	$171.4
Large Dispositions (e)	—	—	—	—	—	—
Pro forma sales	$27.8	$16.1	$42.2	$60.6	$24.7	$171.4

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
September 30, 2017
Sales	$95.4	$62.9	$187.8	$97.2	$115.9	$559.2
Large Dispositions (e)	—	—	—	(42.0)	—	(42.0)
Pro forma sales	$95.4	$62.9	$187.8	$55.2	$115.9	$517.2

September 30, 2016
Sales	$102.2	$52.3	$126.0	$211.3	$76.0	$567.8
Large Dispositions (e)	—	—	—	(129.5)	—	(129.5)
Pro forma sales	$102.2	$52.3	$126.0	$81.8	$76.0	$438.3

PRO FORMA NET INCOME (h):

	Three Months Ended						Nine Months Ended
	September 30, 2017		June 30, 2017		September 30, 2016		September 30, 2017		September 30, 2016
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$24.7	$0.19	$26.2	$0.20	$39.4	$0.32	$84.7	$0.67	$163.6	$1.33
Costs related to shareholder litigation (c)	—	—	—	—	1.2	0.01	0.7	0.01	2.2	0.03
Gain on foreign currency derivatives (d)	—	—	—	—	—	—	—	—	(1.2)	(0.01)
Large Dispositions (e)	—	—	—	—	—	—	(28.2)	(0.23)	(101.3)	(0.83)
Pro forma net income	$24.7	$0.19	$26.2	$0.20	$40.6	$0.33	$57.2	$0.45	$63.3	$0.52

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (i)(j):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
September 30, 2017
Operating income	$11.5	$1.1	$19.3	$11.4	$1.1	($5.1)	$39.3
Non-operating income	—	—	0.6	—	—	—	0.6
Depreciation, depletion and amortization	12.7	6.5	8.5	0.7	—	0.3	28.7
Non-cash cost of land and improved development	—	—	—	1.3	—	—	1.3
Adjusted EBITDA	$24.2	$7.6	$28.4	$13.4	$1.1	($4.8)	$69.9

June 30, 2017
Operating income (loss)	$9.7	($1.5)	$26.8	$16.1	$1.1	($5.3)	$46.9
Non-operating expense	—	—	(0.4)	—	—	—	(0.4)
Depreciation, depletion and amortization	11.9	7.0	15.5	2.6	—	0.1	37.1
Non-cash cost of land and improved development	—	—	—	2.8	—	—	2.8
Adjusted EBITDA	$21.6	$5.5	$41.9	$21.5	$1.1	($5.2)	$86.4

September 30, 2016
Operating income (loss)	$8.2	($3.3)	$6.6	$43.1	$0.5	($5.4)	$49.7
Costs related to shareholder litigation (c)	—	—	—	—	—	1.2	1.2
Pro forma operating income (loss)	$8.2	($3.3)	$6.6	$43.1	$0.5	($4.2)	$50.9
Depreciation, depletion and amortization	10.0	6.7	6.0	9.2	—	0.1	32.0
Non-cash cost of land and improved development	—	—	—	4.3	—	—	4.3
Adjusted EBITDA	$18.2	$3.4	$12.6	$56.6	$0.5	($4.1)	$87.2

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
September 30, 2017
Operating income (loss)	$35.0	($1.3)	$56.3	$57.3	$3.4	($15.3)	$135.4
Costs related to shareholder litigation (c)	—	—	—	—	—	0.7	0.7
Large Dispositions (e)	—	—	—	(28.2)	—	—	(28.2)
Pro forma operating income (loss)	$35.0	($1.3)	$56.3	$29.1	$3.4	($14.6)	$107.9
Non-operating income	—	—	0.3	—	—	—	0.3
Depreciation, depletion and amortization	37.1	23.8	29.3	5.9	—	0.5	96.6
Non-cash cost of land and improved development	—	—	0.1	8.5	—	—	8.6
Adjusted EBITDA	$72.1	$22.5	$86.0	$43.5	$3.4	($14.1)	$213.4

September 30, 2016
Operating income (loss)	$35.0	($0.9)	$21.4	$153.0	$1.5	($15.7)	$194.3
Costs related to shareholder litigation (c)	—	—	—	—	—	2.2	2.2
Gain on foreign currency derivatives (d)	—	—	—	—	—	(1.2)	(1.2)
Large Dispositions (e)	—	—	—	(101.3)	—	—	(101.3)
Pro forma operating income (loss)	$35.0	($0.9)	$21.4	$51.7	$1.5	($14.7)	$94.0
Depreciation, depletion and amortization	37.1	15.0	17.3	14.0	—	0.3	83.7
Non-cash cost of land and improved development	—	—	1.8	8.3	—	—	10.1
Adjusted EBITDA	$72.1	$14.1	$40.5	$74.0	$1.5	($14.4)	$187.8

(a)
Capital expenditures exclude timberland acquisitions of $239.1 million and $353.8 million and spending on the Rayonier office building of $6.0 million and $3.9 million during the nine months ended September 30, 2017 and September 30, 2016, respectively.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.

(d)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the capital contribution to the New Zealand JV.

F

(e)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In January 2017, the Company completed a disposition of approximately 25,000 acres of timberland located in Alabama for a sales price and gain of approximately $42.0 million and $28.2 million, respectively. In April 2016, the Company completed a disposition of approximately 55,000 acres of timberland located in Washington for a sales price and gain of approximately $129.5 million and $101.3 million, respectively.

(f)	Cash interest paid is presented net of patronage refunds received of $3.0 million and $0.4 million for the nine months ended September 30, 2017 and September 30, 2016, respectively.

(g)
Pro forma revenues (sales) is defined as revenues (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(h)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(i)
Pro forma operating income (loss) is defined as operating income (loss) adjusted for costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(j)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, costs related to shareholder litigation, the gain on foreign currency derivatives and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F